Exhibit 99.1

Media Contact:

Mary Kuramoto

Medpace Holdings, Inc.

513.579.9911 x2523

m.kuramoto@medpace.com

Investor Contact:

investor@medpace.com

Medpace Holdings, Inc. Announces Closing of Initial Public Offering

CINCINNATI, Ohio, August 16, 2016 – Medpace Holdings, Inc. (Nasdaq: MEDP) (“Medpace”) today announced the closing of its initial public offering of 8,050,000 shares of common stock at a public offering price of $23.00 per share. The number of shares issued at closing included the exercise in full of the underwriters’ option to purchase 1,050,000 additional shares of common stock from Medpace. All of the shares were offered by Medpace. Medpace received approximately $173.6 million in proceeds from the offering, net of underwriting discounts and commissions, all of which will be used to repay a portion of its outstanding borrowings under its senior secured term loan facility.

Jefferies LLC and Credit Suisse Securities (USA) LLC acted as joint lead book-running managers for the offering. UBS Securities LLC and Wells Fargo Securities, LLC also acted as joint book-running managers for the offering. Robert W. Baird & Co. Incorporated and William Blair & Company, L.L.C. acted as co-managers for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained by contacting:

•	Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, via telephone: 1-877-547-6340, or via email: Prospectus_Department@Jefferies.com; or

•	Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, NY 10010, via telephone: 1-800-221-1037, or via email: newyork.prospectus@credit-suisse.com.

A registration statement relating to the securities being sold in the offering was declared effective by the Securities and Exchange Commission on August 10, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Medpace

Medpace is a scientifically-driven, global, full-service clinical contract research organization (CRO) providing Phase I-IV clinical development services to the biotechnology, pharmaceutical and medical device industries. Medpace’s mission is to accelerate the global development of safe and effective medical therapeutics through its physician-led, high-science, and disciplined operating approach that leverages regulatory and therapeutic expertise across all major areas including oncology, cardiology, metabolic disease, endocrinology, central nervous system and anti-viral and anti-infective. Headquartered in Cincinnati, Ohio, Medpace employs approximately 2,300 people across 35 countries.